EXHIBIT 99.1

PRESS RELEASE                          Source: Steel Partners Holdings L.P.

Steel Partners Holdings L.P. Reports Third Quarter 2014 Financial Results

NEW YORK, November 6, 2014 -- Steel Partners Holdings L.P. (NYSE: SPLP) (“SPLP” or the “Company”), a global diversified holding company, today announced operating results for the third quarter ended September 30, 2014. They are summarized in the following paragraph. For a full discussion of the operating results, please read the Company's Form 10-Q, which can be found at www.steelpartners.com.

SPLP reported revenues of $258.7 million for the quarter, as compared to $210.3 million for the same period of 2013. Income before taxes and equity method investments was $28.9 million in the third quarter of 2014, as compared to $9.9 million in the same period of 2013. Net income attributable to the Company's common unitholders for the third quarter of 2014 was $14.0 million, or $0.50 per diluted common unit, as compared to a net loss of $15.4 million, or $0.52 per diluted common unit, for the same period in 2013.

For the nine months ended September 30, 2014, revenues were $727.9 million, as compared to $612.3 million for the same period in 2013. Income before taxes and equity method investments was $68.7 million in the first nine months of 2014, as compared to $31.5 million in the same period of 2013. Net income attributable to the Company's common unitholders for the first nine months of 2014 was $11.1 million, or $0.38 per diluted common unit, as compared to a net loss of $11.3 million, or $0.38 per diluted common unit, for the same period in 2013.

Financial Summary ($000s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$258,700	$210,311	$727,866	$612,255
Costs and Expenses	229,758	200,461	659,168	580,767
Income before taxes and equity method investments	28,942	9,850	68,698	31,488
Income tax provision	11,432	7,363	23,831	16,073
Income (Loss) of associated companies, net of taxes	12,655	(15,454)	(3,328)	(12,441)
Income from other investments - related party	613	900	2,086	742
(Loss) Income from investments held at fair value	(9,988)	225	(13,226)	(4,665)
Net income (loss) from continuing operations	20,790	(11,842)	30,399	(949)
Income from discontinued operations	—	1,260	42	4,102
Net income (loss)	20,790	(10,582)	30,441	3,153
Income attributable to noncontrolling interests	(6,763)	(4,864)	(19,325)	(14,452)
Net income (loss) attributable to common unit holders	$14,027	$(15,446)	$11,116	$(11,299)

Net income (loss) per common unit - basic	$0.50	$(0.52)	$0.38	$(0.38)
Net income (loss) per common unit - diluted	$0.50	$(0.52)	$0.38	$(0.38)

Segment Results ($000s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Diversified industrial	$188,701	$171,874	$546,040	$502,915
Energy	58,583	31,418	155,666	86,531
Financial services	9,309	7,162	24,298	20,742
Corporate	2,107	(143)	1,862	2,067
Total	$258,700	$210,311	$727,866	$612,255
Income (loss) from continuing operations before income taxes:
Diversified industrial	$40,762	$10,782	$75,632	$50,301
Energy	1,497	3,895	14,073	9,936
Financial services	6,016	4,731	15,266	13,167
Corporate	(16,053)	(23,887)	(50,741)	(58,280)
Income (loss) from continuing operations before income taxes	32,222	(4,479)	54,230	15,124
Income tax provision	11,432	7,363	23,831	16,073
Net income (loss) from continuing operations	$20,790	$(11,842)	$30,399	$(949)
Income (Loss) from Associated Companies:
Diversified industrial	$20,226	$(4,006)	$25,630	$11,197
Energy	(4,843)	(137)	(3,402)	(217)
Corporate	(2,115)	(10,411)	(23,470)	(22,679)
Total	$13,268	$(14,554)	$(1,242)	$(11,699)

About Steel Partners Holdings L.P.
Steel Partners Holdings L.P. is a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests.  It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking, food products and services, sports, training, education, and the entertainment and lifestyle industries.
Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. Forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2014 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, SPLP's subsidiaries need for additional financing and the terms and conditions of any financing that is consummated, their customers' acceptance of its new and existing products, the risk that the Company and its subsidiaries will not be able to compete successfully, and the possible volatility of the Company's unit price and the potential fluctuation in its operating results. Although SPLP believes that the expectations reflected in its forward-looking statements are reasonable and achievable, any such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2013 for information regarding risk factors that could affect the Company's results. Except as otherwise required by federal securities laws, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.
Investor contact: Steel Partners Holdings GP Inc.
James F. McCabe, Jr., Chief Financial Officer
212-520-2300
jmccabe@steelpartners.com